Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 26, 2024 (except for Note 20, as to which the date is April 28, 2025) with respect to the consolidated financial statements of Aytu BioPharma, Inc. contained in the Registration Statement on Form S-1, as amended (File No. 333-287728), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Denver, CO

June 5, 2025